EXHIBIT A

                             ATC GROUP SERVICES INC.

FOR IMMEDIATE RELEASE

Company Contact                                         NASDAQ: Symbol
Morry F. Rubin                                          Common Stock - ATCS
President and Chief Executive Officer                   Class C Warrants - ATCSL
ATC Group Services Inc.
Tel:   (212) 353-8280
Fax:  (212) 598-4283


                             ATC GROUP SERVICES INC.

NEW YORK, NY, OCTOBER 17, 1997. ATC Group Services Inc. (NASDAQ-NMS: "ATCS"), announced today that it had received an offer for the acquisition of the company at $12 per share from a group lead by senior members of management and a financial investor group, WPG Corporate Development Associates V, L.P., an affiliate of Weiss, Peck & Greer, L.L.C. The offer is supported by ATC shareholders who hold in the aggregate approximately 28% of the outstanding common stock of ATC on a fully diluted basis. The Company said that its board will form a special committee of independent directors to consider the proposed transaction.

The offer contemplates a cash tender offer for all outstanding shares of ATC common stock followed by a second-step merger with an acquisition corporation. The tender offer is conditioned, among other things, on obtaining financing, as is customary for transactions of this nature, and a minimum of 50.1% of the outstanding ATC shares being tendered. The offer is supported by a "highly confident" letter from a nationally recognized financing institution.

ATC is a specialized national provider of technical and project management services to a large, diverse customer base of Fortune 500 corporations, other businesses and federal, state, and government agencies. The Company's technical and project management services consist primarily of environmental and consulting engineering services and information technology services.

Weiss, Peck & Greer, L.L.C. is a private investment firm, founded in 1970, which manages in excess of $14 billion in public equities and fixed-income securities for institutional and individual clients worldwide. In addition to its money management activities, the firm has a twenty-seven year history as an investor of equity capital in over 200 venture capital and private equity transactions. Investments of the Private Equity Group are made through a $230 million fund of committed capital, WPG Corporate Development Associates V, L.P.


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                                                                       EXHIBIT B

                             ATC GROUP SERVICES INC.

                                  PRESS RELEASE


NEW YORK, NY, OCTOBER 17, 1997. As announced earlier today, ATC Group Services Inc. (NASDAQ-NMS: "ATCS"), has received an offer for the acquisition of the company at $12 per share from a group lead by senior members of management and a financial investor group, WPG Corporate Development Associates V, L.P., an affiliate of Weiss, Peck & Greer, L.L.C. While ATC's Chairman (George Rubin) and Chief Executive Officer (Morry F. Rubin) have agreed to support the offer as holders of approximately 28% of the outstanding common stock of ATC on a fully diluted basis, they are not part of the proposed buyout group and expect to resign their positions with ATC if the proposed transaction is consummated.

                                      * * *

                        For further information, contact:

                                 Morry F. Rubin
                      President and Chief Executive Officer
                             ATC Group Services Inc.
                                Tel: 212-353-8280
                                Fax: 212-598-4283